                                                                    Exhibit 10-s

                               NORDSON CORPORATION
                               28601 CLEMENS ROAD
                            WESTLAKE, OHIO 44145-1119

                                October 31, 1999

Personal and Confidential
-------------------------

Mr. John E. Jackson
60 Club Court
Alpharetta, GA 30005

Dear John:

This letter sets forth the agreement (this "Agreement") we have reached regarding the termination of your status as an officer and employee of Nordson Corporation ("Nordson"), the compensation and benefits to be paid to you, and certain other matters. You should review this Agreement with legal counsel of your choice to be certain that you understand and agree with all of the provisions of this Agreement.

1. Cessation of Status as an Officer. On the date hereof, your status as an officer of Nordson, and of any subsidiaries and other affiliates of Nordson of which you are an officer, and your status as a trustee of The Nordson Corporation Foundation will cease. By signing this Agreement, you hereby resign as an officer of Nordson and of each such subsidiary and affiliate and as a trustee of The Nordson Corporation Foundation. After the date hereof, you will not hold yourself out as being an officer or trustee, or as having any authority to bind, Nordson, any such subsidiary or affiliate, or The Nordson Corporation Foundation.

2. Continued Employment through the Termination Date. You will continue as an employee of Nordson until March 5, 2000. As an employee, you will report to the Chief Executive Officer of Nordson and will perform such duties as you and the Chief Executive Officer may from time-to-time agree. All of these duties will be performed in the State of Florida, unless you otherwise agree. Your employment with Nordson may be terminated by Nordson before March 5, 2000, only for cause. For this purpose, "for cause" means a material breach of the provisions of this Agreement or the Standard Employee Agreement referred to in paragraph 6 hereof (the "Standard Employee Agreement"), including but not limited to a material breach of the confidentiality provisions and the covenant not to compete in the Standard Employee Agreement, following notice of the breach and an opportunity to cure for 30 days after receipt of the notice. As used in this Agreement, "Termination Date" means the earlier of (a) March 5, 2000, and (b) the date of any such termination for cause.

3. Compensation. In consideration of your execution of this Agreement, your continued employment with Nordson through the Termination Date, the modification of the Standard Employee Agreement, and your observance of the other terms and conditions hereof, Nordson

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Mr. John E. Jackson
October 31, 1999                                                          Page 2


will pay to you or your estate the following amounts and provide you with the following benefits:

    1. Salary; Lump Sum Termination Benefit. Through the Termination Date, Nordson will continue to pay your salary at the annual rate of $314,000. At the Termination Date, Nordson will pay you a lump sum termination benefit in the amount of $366,333.

    2. Bonus. For the fiscal year ended October 31, 1999, Nordson will pay a bonus to you under the Nordson Corporation 1995 Management Incentive Compensation Plan to the extent earned by you, payable in the first week of January 2000. For the period from November 1, 1999 through the Termination Date, you will receive a severance bonus in the amount of $306,150, payable in the first week of January 2001.

    3. Supplemental Pension Benefit. You will be entitled to a supplemental pension benefit calculated in the manner set forth in Exhibit A to the letter agreement, dated April 3, 1986, between you and Nordson (the "Employment Agreement"), except that the amount of any lump sum payment or other optional method of payment will be calculated using the 1992 life expectancy table set forth on Exhibit 1(a) hereto. A sample of the calculation of the amount of a lump sum payment, assuming that the Termination Date is March 5, 2000, and that the PBGC interest rate used therein is the same as that in effect on the Termination Date, is set forth in Exhibit 1(b) hereto. The lump sum termination benefit referred to in paragraph 3(a) and the severance bonus referred to in paragraph 3(b) will not be counted in determining the amount of your 36-Month Average Annual Compensation for purposes of the supplemental pension benefit under your Employment Agreement or for purposes of determining the amount of your benefits under any of Nordson's benefit plans.

    4. Stock Options. No additional stock options will be granted to you. Each outstanding stock option previously granted to you under the Nordson Corporation 1993 Long-Term Performance Plan, as amended (the "Omnibus Plan"), will vest in full at the Termination Date (to the extent not therefore vested) and may be exercised at any time before its expiration, notwithstanding the earlier termination of your employment. Each outstanding stock option granted to you under any plan or program other than the Omnibus Plan may be exercised by you until the earlier of (a) the termination of the option and (b) three months after the Termination Date. A schedule of the outstanding stock options granted to you is set forth in Exhibit 2 hereto.

    e. Retiree Benefits, Including Medical Insurance Coverage. If the Termination Date occurs on or after the date on which you attain age 55, Nordson will provide you and your family with all benefits extended to retirees of the Company, including but not limited to medical insurance coverage, as and to the extent provided by Nordson's programs for

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Mr. John E. Jackson
October 31, 1999                                                          Page 3

         retirees, as those programs may be amended from time to time. If the Termination Date occurs before the date on which you attain age 55, you will have such rights to continuing medical insurance coverage as Nordson is required to provide under Part 6 of Title I of ERISA (commonly referred to as "COBRA").

     f. Other Benefits. You will be entitled to other benefits as and to the extent provided under the Nordson Salaried Employees' Pension Plan, the Nordson Corporation Excess Defined Benefit Pension Plan, the Nordson Employees' Savings Trust Plan, the Nordson Corporation Excess Defined Contribution Retirement Plan, the Nordson Corporation Non-Union Employees Stock Ownership Plan and Trust, and the Nordson Corporation Officers' Deferred Compensation Plan. During the continuation of your employment, you will be entitled to benefits as and to the extent provided under Nordson's medical, dental, life insurance, and disability income plans and programs. You will be entitled to outplacement support in an amount to be determined by Nordson, a car allowance pro-rated through the Termination Date, and tax preparation assistance for the 1999 and 2000 tax years.

4. Nordson Equipment and Property. As soon as practicable, you will return to Nordson any equipment and property that belongs to Nordson, and all materials that contain any Nordson confidential or proprietary information (including floppy disks and other storage devices for computer files), that you may have in your possession. You will be given access to your former office at Nordson to obtain your personal effects at a time agreed upon by you and Nordson. After the execution of this Agreement, you will not access any Nordson computer network, whether directly or by use of a modem.

5. Termination of Employment Agreement and Change of Control Agreement. Except for the supplemental pension benefit referred to in paragraph 3(c), the Employment Agreement is hereby terminated. The Employment Agreement between you and Nordson that is effective upon a change in control (the "Change of Control Agreement") is also hereby terminated. After the execution of this Agreement, you will have no rights or obligations under the Employment Agreement (other than the supplemental pension benefit) or the Change of Control Agreement.

6. Modification of Standard Employee Agreement. The Standard Employee Agreement, signed by you and accepted by Nordson on April 30, 1986, will remain in effect during the continuation of your employment and thereafter in accordance with its terms, except that (a) the period in which the covenants in paragraphs 5, 6, and 7 of the Standard Employee Agreement apply will be extended until the end of the third year after the Termination Date and (b) Nordson will have no obligation to make payments to you under paragraph 8 of the Standard Employee Agreement.

7. Restrictions Applicable to Transactions in Nordson Common Shares. Even though you will no longer be an officer of Nordson or of any subsidiary or other affiliate of Nordson, certain

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Mr. John E. Jackson
October 31, 1999                                                          Page 4

restrictions will apply to any purchase or sale of Nordson Common Shares by you. By signing this Agreement, you acknowledge that you have received the summary of those restrictions that is attached to this Agreement as Exhibit 3 hereto and agree that you will comply with those restrictions.

8. Confidentiality; Nondisparagement; Cooperation. In consideration of the payments and benefits to be provided to you by Nordson pursuant to this
Agreement:

    1. You will not reveal any information regarding the substance of this Agreement to any person or entity other than (i) your wife, (ii) your personal accountant or other person preparing your tax returns, and
         (iii) counsel retained by you in connection with this Agreement, and you will be responsible to see to it that none of these people reveals any information regarding the substance of this Agreement to any other person or organization.

    2. You will not disparage, attempt to discredit, or otherwise call into disrepute Nordson, its affiliates, successors, assigns, officers, directors, employees, or agents (in their capacity as agents of Nordson), or any of their products or services, in any manner that might damage the business or reputation of Nordson or its affiliates, successors, assigns, officers, directors, employees, or agents. The preceding sentence applies to any statement that disparages, discredits, or calls into disrepute without regard to the truth or falsehood of the statement.

    3. You will not assist any party other than Nordson in any litigation or investigation against Nordson or its affiliates, successors, assigns, officers, directors, employees, or agents with respect to any facts or circumstances existing at any time on or before the Termination Date, except as may be required by law. If you believe any such action is required by law, you will use your best efforts to afford Nordson the opportunity to raise any objection that Nordson may have to the purported requirement that such action be taken by you.

Your obligations under this paragraph 8 will remain in effect without any limitation as to time.

9. Nondisparagement. In consideration of your execution of this Agreement, Nordson agrees that none of its officers who have actual knowledge of the terms of this Agreement will disparage you, attempt to discredit you, or otherwise call you into disrepute in any manner that might damage your reputation. The preceding sentence applies to any statement that disparages, discredits, or calls into disrepute without regard to the truth or falsehood of the statement. Nordson's obligations under this paragraph 9 will remain in effect without any limitation as to time.



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Mr. John E. Jackson
October 31, 1999                                                          Page 5

10. Release. In consideration of the payments and benefits to be provided to you by Nordson pursuant to this Agreement:

    1. For yourself, your heirs, executors, administrators, successors, and assigns, you hereby release and discharge forever Nordson, its affiliates, successors, assigns, officers, directors, employees, and agents from any and all claims, demands, causes of action, losses, and expenses, whether known or unknown, arising out of or in any way connected with any facts or circumstances existing on or occurring before the date of this Agreement or arising out of or in any way connected with your employment by Nordson, the termination of your employment, or any breach of contract (express or implied), promissory estoppel, wrongful discharge, intentional infliction of emotional harm, defamation, libel, slander, or other tort, or any violation of federal, state, or municipal law relating to discrimination in employment, including Title VII of the Civil Rights Act of 1964 (42 U.S.C. Section 2000(e) et seq.), Ohio Revised Code Section 4112 et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. Section 12101, or any state laws of similar import.

    2. You agree not to bring any suit or action in any court or administrative agency against any of the beneficiaries of this release arising out of or relating to the subject matter of this release.

Nothing in this paragraph 10 will release Nordson from its obligations under this Agreement or prevent you from bringing an action to enforce or seek damages for breach of this Agreement by Nordson.

11. Certain Statements and Procedures.

    1. Nordson will make the following statement regarding your termination of employment:

              "John Jackson has taken early retirement from his position as Senior Vice President of Nordson. During his tenure with Nordson, John made a significant contribution to the growth and profitability of the Company, and we wish him continued professional and personal success in his future endeavors."

    2. You may make the following statement regarding your termination of employment:

              "I elected to take early retirement on mutually agreed upon terms. I wish Nordson continued success in the future."



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Mr. John E. Jackson
October 31, 1999                                                          Page 6

     c. If you request Nordson or any of its officers, directors, employees, or agents to provide to any prospective employer a recommendation or evaluation of your services to Nordson, they will be permitted to provide the recommendation or evaluation to the employer. In that event, you hereby waive any claim that you may have against them by reason of the disclosure of the recommendation or evaluation, including any claim that the recommendation or evaluation is unfair in any respect.

     d. Notwithstanding the foregoing, either party may communicate with its or his own counsel, with counsel for the other party, and with such other agents or representatives of the other party as may be authorized by the other party.

12. Injunctive Relief. In the event of a breach by you of your obligations under this Agreement or the Standard Employee Agreement as modified hereby, Nordson will be entitled to an injunction against any further breach, as well as money damages suffered by it or any of the beneficiaries of the release set forth in paragraph 10 above as a result of the breach.

13. Legal Fees. If either party to this Agreement brings any suit or action to enforce or seek damages for breach of this Agreement, the parties agree that the court in which the suit or action is brought may, in its discretion, award to the prevailing party recovery of his or its reasonable legal fees and expenses incurred in the suit or action.

14. Governing Law; Venue. This Agreement will be governed by the laws of the State of Ohio applicable to contracts made and to be performed entirely within that state. Any suit, action, or other legal proceeding arising out of or relating to this Agreement may only be brought in the Court of Common Pleas of Cuyahoga County, Ohio. Nordson and you each (a) consents to the jurisdiction of that court in any such suit, action, or proceeding and (b) waives, to the fullest extent permitted by applicable law, any objection that it or he may have to the laying of venue of any such suit, action, or proceeding in that court and any claim that any such suit, action, or proceeding has been brought in an inconvenient forum.

15. Withholding. All payments to be made by Nordson pursuant to this Agreement are subject to applicable federal, state, and local tax withholding.

16. Entire Agreement, Binding Nature. This Agreement and the Standard Employee Agreement as modified hereby set forth the entire agreement between you and Nordson regarding the subject matter hereof and supersede all prior agreements and understandings, whether oral or written, between you and Nordson with respect to the subject matter. This Agreement and the Standard Employee Agreement as modified hereby will be binding upon and inure to the benefit of you and your heirs, executors, administrators, personal representatives, successors, and assigns and Nordson and its successors and assigns.



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Mr. John E. Jackson
October 31, 1999                                                          Page 7

Sincerely,

NORDSON CORPORATION


By /s/ Edward P. Campbell
  -----------------------
   Edward P. Campbell
   President and Chief Executive Officer



I hereby accept and agree to all of the terms of this Agreement.


/s/ John E. Jackson  11/30/99
-----------------------------
    John E. Jackson

October 31, 1999


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Mr. John E. Jackson
October 31, 1999                                                          Page 8

                                  EXHIBIT 1(a)

                                 MORTALITY TABLE


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Mr. John E. Jackson
October 31, 1999                                                          Page 9

                                  EXHIBIT 1(b)

                         SAMPLE CALCULATION OF LUMP SUM
                          SUPPLEMENTAL PENSION BENEFIT


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Mr. John E. Jackson
October 31, 1999                                                         Page 10

                                    EXHIBIT 2

                      SCHEDULE OF OUTSTANDING STOCK OPTIONS


1. Options Granted under Omnibus Plan


Date of Grant      No. of Options       Exercise Price      Expiration Date      Date Must Exercise
-------------      --------------       --------------      ---------------      ------------------
   11/2/98             40,000               $44.81              11/2/08                11/2/08
   11/3/97             16,000               $49.63              11/3/07                11/3/07
   11/4/96             16,000               $55.25              11/4/06                11/4/06
  10/30/95             16,000               $57.25             10/30/05               10/30/05
  10/31/94             16,000               $57.00             10/31/04               10/31/04
   11/1/93             16,000               $53.50              11/1/03                11/1/03


2. Options Granted under Other Plans or Programs


Date of Grant       No. of Options      Exercise Price       Expiration Date      Date Must Exercise
-------------       --------------      --------------       ---------------      ------------------
   11/2/92              16,000              $47.00               11/2/02                6/5/00
   11/4/91              14,000              $42.50               11/4/01                6/5/00
  10/29/90              20,000              $19.75              10/29/00                6/5/00



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Mr. John E. Jackson
October 31, 1999                                                         Page 11

                                    EXHIBIT 3

                      STOCK TRANSFER ISSUES ARISING OUT OF
                          TERMINATION OF OFFICER STATUS


Insider Trading Prohibition.
----------------------------

         The prohibition on trading in Nordson Common Shares while you are in possession of "inside information" will continue to apply to you after you cease to be an officer of Nordson.

Affiliate Status.
-----------------

         You have been an affiliate of Nordson because of your status as an officer. You will continue to be deemed to be an affiliate for purposes of federal securities laws until January 26, 2000, three months after you cease to be an officer, but will not be deemed to be an affiliate thereafter.

         Accordingly, from October 26, 1999 through January 26, 2000, you will be subject to the same restrictions on sales of your Nordson Common Shares as applied while you were an officer of Nordson. You will be able to sell Nordson Common Shares during this three-month period only in compliance with the requirements of Rule 144.

         After January 26, 2000, you will no longer be deemed to be an affiliate of Nordson and, insofar as Rule 144 is concerned, there will be no restrictions on your sale of (a) any unregistered Nordson Common Shares that you have held for at least one year or (b) any registered Nordson Common Shares, regardless of the holding period. We believe that all of the Nordson Common Shares acquired by you from Nordson were registered, and, therefore, that the one-year holding period does not apply to you.

Window Period.
--------------

         In order to comply with Nordson's policy on trading in Nordson Common Shares by its associates, while you continue to be an employee of Nordson, you may not purchase or sell Nordson Common Shares except during an open window period and then only with the consent of the Vice President - Law of Nordson.

Margin Restrictions.
--------------------



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Mr. John E. Jackson
October 31, 1999                                                         Page 12

         For so long as you might be prevented either by Nordson's policy or by federal securities laws from selling Nordson Common Shares on any given day, you should not margin any of your Nordson Common Shares. Doing so would subject you to a risk of a margin call when the margined stock could not be sold. Accordingly, you should not margin any Nordson Common Shares until after March 5, 2000, when you will no longer be subject to Nordson's policy on purchase and sale of Nordson Common Shares.

Section 16.
-----------

         You have been subject to Section 16 and the requirement that any profits on purchases and sales within six months be disgorged to Nordson.

         After you cease to be an officer, you will no longer be subject to
         Section 16 except that any purchase or sale by you after you cease to be an officer may be matched with any sale or purchase that was made during the preceding six months while you were an officer of Nordson. For example, if you purchased Nordson Common Shares on August 31, 1999, while you were still an officer of Nordson, that purchase could be matched with a sale on or before February 29, 2000, even though you are no longer an officer.

Reporting Obligation.
---------------------

         Any sale or purchase that might be matched with a transaction while you were still an officer of Nordson will have to be reported on a Form 4. Accordingly, counsel to Nordson should be advised if you engage in any transactions in Nordson Common Shares before the later of (i) October 26, 1999 and (ii) six months after any previous sale or purchase of Nordson Common Shares by you while you were an officer of Nordson.